EXHIBIT 99.1

Contact:  Neenah Paper, Inc.

Bill McCarthy

Vice President — Financial Analysis and Investor Relations

678-518-3278

Neenah Paper Reports 2014 Fourth Quarter and Full Year Results

Quarterly sales increase 6% with adjusted E.P.S. of $0.75

Full year sales grow 7% with adjusted E.P.S. up 12% to $3.28

ALPHARETTA, GEORGIA — February 17, 2015 — Neenah Paper, Inc. (NYSE:NP) today reported 2014 fourth quarter and full-year results.

Fourth Quarter Highlights

•            Fourth quarter sales of $216.6 million increased 6 percent compared with the prior year.

•            Fourth quarter earnings per diluted share of $1.57 were up from $0.78 in the prior year, while adjusted earnings per share of $0.75 compared with $0.78. Adjusted earnings in 2014 excluded $1.00 for prior period tax credits, $0.13 for a pension settlement charge, and $0.05 for costs of restructuring, integration and extinguished debt.

•            An expanded annual maintenance down was completed at the German filtration plant, increasing capabilities and capacity of one of the manufacturing lines. In the previous year, this down occurred in the third quarter.

•            A new global revolving credit facility was implemented, increasing borrowing capacity and providing additional financing flexibility at a lower cost.

•            A dividend increase of 11% was announced, effective with the March 2015 payment.

•            The Fine Paper segment was renamed Fine Paper & Packaging to reflect the growing importance of premium packaging.

Full Year Highlights

•            Full year consolidated net sales of $902.7 million increased 7 percent compared with the prior year, with 12 percent growth in Technical Products and 2 percent growth in Fine Paper & Packaging.

•            Full year earnings per diluted share of $4.03 in 2014 compared to $2.96 in 2013. Adjusted earnings per share of $3.28 in 2014 increased 12 percent from $2.93 in the prior year.

•            Full year cash provided by operations of $94.5 million in 2014 increased from $83.5 million in the prior year. Cash was used in 2014 to acquire a North American filtration business, invest in organic capital projects and increase dividend payments by almost 50 percent.

“Adjusted earnings” is a non-GAAP measure and is used to improve comparability of year-on-year results. Adjusted figures are reconciled to GAAP later in this release.

“In 2014, every one of our businesses delivered record organic top and bottom line results along with impressive cash from operations. We are successfully executing our strategy to increase our presence in profitable, growing markets like filtration, high-end performance products and premium packaging, and at the same time have significantly increased cash returns to shareholders through a growing dividend,” said John O’Donnell, Chief Executive Officer.

“As we enter 2015, our market and financial positions remain strong. We are continuing to invest in attractive core markets like transportation filtration, where we recently approved a capital-efficient project to add capacity in North America to support the ongoing global growth of this business. In all of our activities, we remain disciplined and focused on maintaining the attractive return on invested capital and consistency of results that our shareholders value.”

Quarterly Consolidated Results

Income Statement

Consolidated net sales of $216.6 million in the fourth quarter of 2014 grew 6 percent compared with $204.9 million in the fourth quarter of 2013. Sales growth in 2014 resulted from the acquired filtration business, higher net selling prices in Technical Products and increased volume in both segments that more than offset $5 million of lower sales due to currency translation resulting from a stronger US dollar versus the euro.

Selling, general and administrative (SG&A) expense of $23.1 million in the fourth quarter of 2014 increased compared with $19.4 million the fourth quarter of 2013 as a result of the acquired filtration business and timing of certain other expenses.

Adjusted operating income was $21.2 million in 2014 compared with $22.6 million in the fourth quarter of 2013. Lower income in 2014 reflected higher costs related to the extended annual down at the German filtration plant, as well as higher SG&A and input costs that combined more than offset benefits of higher volumes and net prices. GAAP operating income of $16.5 million in the fourth quarter of 2014 included $4.7 million of costs for a pension settlement charge, restructuring, integration and extinguished debt.

Net interest expense of $2.7 million in the fourth quarter of 2014 was unchanged from the prior year.

The adjusted effective income tax rate of 30 percent in the fourth quarter of 2014 declined from 36 percent in the fourth quarter of 2013 due to $1.7 million of tax credits for 2014 Research and Development (R&D) activities that were recognized following extension of the tax law in December.  Excluded from the 2014 adjusted tax rate were $16.9 million of tax credits related to prior years that were recognized in the fourth quarter of 2014 following an extensive tax study and resultant change in methodology.

Cash Flow and Balance Sheet

Cash provided from operations in the fourth quarter of 2014 was $21.9 million compared with $19.0 million in the fourth quarter of 2013. Higher cash flow in 2014 resulted primarily from reductions in working capital achieved in 2014 compared to an increase in working capital the prior year.

Capital spending of $12.7 million in the fourth quarter of 2014 compared with $8.3 million in the prior year period. Higher spending in 2014 was partly due to the extended annual maintenance down at our filtration plant in Germany.

Net debt (debt less cash) of $161.7 million at December 31, 2014 decreased $0.7 million compared with the end of the third quarter of 2014. During the fourth quarter of 2014, borrowing in Germany under the new credit facility was used to repatriate cash to the US.

Quarterly Segment Results

Technical Products net sales of $110.7 million in the fourth quarter of 2014 increased 12 percent compared with prior year sales of $98.9 million. The growth in sales resulted from increased volumes (including the acquisition), a higher value product mix and increased selling prices, partly offset by unfavorable currency effects. Organic sales on a constant currency basis grew 5 percent, led by gains in filtration and specialties.

Operating income, after excluding $0.3 million for restructuring and integration costs, was $10.3 million in the fourth quarter of 2014 and flat with the prior year. Income in 2014 benefited from higher volumes (including the acquisition), a more profitable mix and increased selling prices that were offset by higher manufacturing costs, including costs for the annual filtration down in Germany that was completed in the third quarter of 2013.

Fine Paper & Packaging net sales were $99.5 million in the fourth quarter of 2014 compared with $99.8 million in the prior year. Increased volumes and sales of core commercial print brands and of premium packaging were offset in part by reduced sales of lower value non-branded grades.

Operating income of $15.4 million in the fourth quarter of 2014 increased 5 percent compared with $14.7 million in the prior year. Higher income in 2014 primarily resulted from improved manufacturing efficiencies, partly offset by timing of advertising expenditures and higher input costs.

Unallocated Corporate and Other includes unallocated corporate costs and results from acquired non-premium paper grades. Unallocated corporate costs, after excluding $4.3 million of costs for pension settlement, restructuring and extinguished debt, were $4.4 million compared with $3.6 million in prior year period. Costs were higher in 2014 in part due to timing of certain expenses. Sales of non-premium paper grades were $6.4 million in 2014, with an operating loss of $0.2 million, and compared with sales in 2013 of $6.2 million and operating income of $1.2 million.

Full Year 2014 Consolidated Results

Net sales of $902.7 million in 2014 increased 7 percent compared with $844.5 million in 2013. Technical Products revenues grew 12 percent as a result of both the July 1 filtration acquisition and 6 percent organic growth across all product groups. Fine Paper revenues grew 2 percent due to both increased volumes and higher net selling prices.

Operating income of $87.5 million in 2014 increased 4 percent compared with $83.8 million in 2013 as a result of higher sales, improved manufacturing efficiencies and other expenses that combined were able to offset approximately $7 million of higher input costs.  After excluding costs for pension settlement, restructuring, integration and extinguished debt, adjusted operating income increased 11 percent, from $85.1 million in 2013 to $94.1 million in 2014.

Net income from continuing operations of $68.7 million in 2014 increased 39 percent compared with $49.4 million in 2013 and earnings per diluted common share of $4.03 increased 36 percent from $2.96 in 2013. After excluding adjusting items noted in the non-GAAP table later in this release, adjusted earnings per share increased 12 percent, from $2.93 in 2013 to $3.28 in 2014.

Cash provided by operations of $94.5 million in 2014 increased from $83.5 million in the prior year. Capital spending of $27.9 million in 2014 was relatively flat compared with $28.7 million in 2013.

Net debt (debt less cash) in December increased $23.2 million compared with year end 2013. The increase in net debt in 2014 was used to finance the North American filtration acquisition acquired for $72 million in July 2014.

Outlook

The Company’s planning assumptions and outlook for selected items in 2015 are as follows:

•                  A weaker euro will result in lower translated US dollars from European operations. Compared with an average rate in 2014 of $1.33, every 10 cent decline in the euro reduces translated sales and pre-tax income by approximately $25 and $2.5 million, respectively.

•                  Energy-related costs are expected to decline in 2015 and should help offset impacts from currency translation.

•                  The effective tax rate is expected to be 37 percent until the tax law for 2015 R&D credits is renewed. If renewed, the full year rate including these credits is expected to be 35 percent.

•                 Capital spending will be maintained between 3 to 5 percent of net sales. In 2015, spending is expected to be at the high end of this range (around $45 million) as a result of a planned investment in advanced solvent-saturated transportation filtration capacity in North America.

•                  Despite higher capital spending, free cash flow is expected to remain strong, as cash provided from operations will benefit from reduced pension contributions and tax credits.

•                  Direct cash returns to shareholders will increase with the announced dividend increase and potential share buybacks under the authorized $25 million share repurchase plan.

Reconciliation to GAAP Measures

The Company will report adjustments to GAAP figures when they are believed to improve coparability and understanding of results. In these instances, a reconciliation of adjusted income measures to comparable GAAP measures will be provided, as shown below:

Continuing Operations	Fourth Quarter		YTD
$ millions	2014	2013	2014	2013

GAAP Operating Income	$16.5	$22.6	$87.5	$83.8
Integration/Restructuring Costs	1.0	—	2.9	0.6
Pension Settlement Charge	3.5	—	3.5	0.2
Early Extinguishment of Debt	0.2	—	0.2	0.5
Adjusted Operating Income	$21.2	$22.6	$94.1	$85.1

GAAP Income	$26.9	$13.1	$68.7	$49.4
Integration/Restructuring Costs	0.6	—	1.8	0.4
Pension Settlement Charge	2.1	—	2.2	0.1
Early Extinguishment of Debt	0.1	—	0.1	0.3
Prior Year R&D Tax Credit	(16.9)	—	(16.9)	(1.4)
Adjusted Income	$12.8	$13.1	$55.9	$48.8

GAAP Earnings per Diluted Common Share	$1.57	$0.78	$4.03	$2.96
Integration/Restructuring Costs	0.04	—	0.11	0.02
Pension Settlement Charge	0.13	—	0.13	0.01
Early Extinguishment of Debt	0.01	—	0.01	0.02
Prior Year R&D Tax Credit	(1.00)	—	(1.00)	(0.08)
Adjusted Earnings per Share	$0.75	$0.78	$3.28	$2.93

Diluted Shares	16,983	16,617	16,872	16,403

Discontinued Operations

Discontinued operations refer to the Company’s former Canadian pulp operations. There were no transactions classified as Discontinued Operations in 2014.  In 2013, the Company recorded income of $2.6 million when it received a refund for excess payments to the pension plan of these operations.

Conference Call

A conference call and webcast to discuss fourth quarter earnings and other matters of interest will be held as noted below.

Date: Wednesday, February 18, 2015

Time: 11:00 a.m. Eastern Time

Dial-In #:  (888) 893-0989 US/Canada or (706) 758-4223 International

Confirmation ID Code: 68779088

Live Webcast Link: www.neenah.com

Interested parties are invited to listen to the call live via webcast using the link above and by clicking on the Investors tab and going to the Events page. To participate actively in the call, parties should use the telephone dial-in numbers.  Supplemental data can be found in the Investor Relations — Events section of the company’s web site, www.neenah.com.

A replay of the call will be available through the company’s web site until March 18, 2015 and may also be accessed by dialing (855) 859-2056 in the US or (404) 537-3406 internationally, using conference ID 68779088.

About Neenah Paper, Inc.

Neenah is a leader in premium image and performance-based products, including filtration, specialized substrates used for tapes, labels and other products, and high-end printing papers. Products are marketed under well-known brands such as CLASSIC®, ASTROBRIGHTS®, ENVIRONMENT®, CRANE®, ROYAL SUNDANCE®, SOUTHWORTH® KIMDURA®, Gessner®, CRANEMAT™, CRANEGLAS™, JET-PRO® SofStretch™ and varitess®. Neenah is headquartered in Alpharetta, Georgia and its products are sold in over 70 countries worldwide from manufacturing operations in the United States and Germany. Additional information can be found at the company’s web site, www.neenah.com.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking” statements as defined in Section 27A of the Securities Act of 1933 (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), the Private Securities Litigation Reform Act of 1995 (the “PSLRA”), or in releases made by the U.S. Securities and Exchange Commission (“SEC”), all as may be amended from time to time. Statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of the PSLRA and we caution investors that any forward-looking statements we make are not guarantees or indicative of future performance. These forward-looking statements rely on a number of assumptions concerning future events and are subject to risks, uncertainties and other factors, many of which are outside of our control and could cause actual results to materially differ from such statements. Such risks, uncertainties and other factors include, but are not necessarily limited to, those set forth under the captions “Cautionary Note Regarding Forward-Looking Statements” and/or “Risk Factors” of our latest Form 10-K filed with the SEC as periodically updated by subsequently filed Form 10-Qs (these securities filings can be located on our website at www.neenah.com). Unless specifically required by law, we assume no obligation to update or revise these forward-looking statements to reflect new events or circumstances.  These cautionary statements are being made pursuant to the Securities Act, the Exchange Act and the PSLRA with the intention of obtaining the benefits of the “safe harbor” provisions of such laws.

NEENAH PAPER, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except share and per share data)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013

Net Sales	$216.6	$204.9	$902.7	$844.5
Cost of products sold	172.8	162.7	725.5	678.9
Gross Profit	43.8	42.2	177.2	165.6
Selling, general and administrative expenses	23.1	19.4	83.2	79.4
One-time adjustments (1) (2)	4.7	—	6.6	1.3
Other expense - net	(0.5)	0.2	(0.1)	1.1
Operating Income	16.5	22.6	87.5	83.8
Interest expense-net	2.7	2.7	11.1	11.0
Income From Continuing Operations Before Income Taxes	13.8	19.9	76.4	72.8
Provision for income taxes	(13.1)	6.8	7.7	23.4
Income From Continuing Operations	26.9	13.1	68.7	49.4
Income (loss) from discontinued operations, net of income taxes	—	—	—	2.6
Net Income	$26.9	$13.1	$68.7	$52.0

Earnings Per Common Share:
Basic
Continuing Operations	$1.59	$0.80	$4.09	$3.02
Discontinued Operations	—	—	—	0.16
	$1.59	$0.80	$4.09	$3.18

Diluted
Continuing Operations	$1.57	$0.78	$4.03	$2.96
Discontinued Operations	—	—	—	0.16
	$1.57	$0.78	$4.03	$3.12

Weighted Average Common
Shares Outstanding (000s)
Basic	16,694	16,259	16,584	16,072

Diluted	16,983	16,617	16,872	16,403

(1) Results for the three months ended December 31, 2014, include integration and restructuring costs of $1.0 million, a pension plan settlement charge of $3.5 million and costs related to the early extinguishment of debt of $0.2 million.

(2) Results for the year ended December 31, 2014, include integration and restructuring costs of $2.9 million, a pension plan settlement charge of $3.5 million and costs related to the early extinguishment of debt of $0.2 million.  Results for the year ended December 31, 2013, include integration and restructuring costs of $0.6 million, a pension plan settlement charge of $0.2 million and costs related to the early extinguishment of debt of $0.5 million.

NEENAH PAPER, INC. AND SUBSIDIARIES

BUSINESS SEGMENT DATA

(In millions)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013

Net Sales:
Technical Products	$110.7	$98.9	$466.6	$416.1
Fine Paper and Packaging	99.5	99.8	409.0	401.8
Other	6.4	6.2	27.1	26.6
Consolidated	$216.6	$204.9	$902.7	$844.5

Operating Income (Loss):
Technical Products	$10.0	$10.3	$46.9	$38.6
Fine Paper and Packaging	15.4	14.7	61.2	59.8
Other	(0.2)	1.2	(0.4)	1.2
Unallocated corporate costs	(8.7)	(3.6)	(20.2)	(15.8)
Consolidated	$16.5	$22.6	$87.5	$83.8

NEENAH PAPER, INC. AND SUBSIDIARIES

SELECTED BALANCE SHEET DATA

(In millions)

(Unaudited)

	December 31, 2014	December 31, 2013
ASSETS
Cash and cash equivalents	$72.6	$73.4
Accounts receivable - net	87.1	90.5
Inventories	111.3	101.1
Deferred income taxes	15.8	22.8
Prepaid and other current assets	15.7	17.6
Total current assets	302.5	305.4
Property, plant and equipment - net	270.0	261.7
Deferred income taxes	29.9	13.3
Goodwill and other intangibles - net	110.4	81.6
Other non-current assets	17.8	13.9
Total assets	$730.6	$675.9
LIABILITIES AND STOCKHOLDERS’ EQUITY
Debt payable within one year	$1.4	$21.4
Accounts payable	46.9	36.4
Accrued expenses	45.8	45.8
Total current liabilities	94.1	103.6
Long-term debt	232.9	190.5
Deferred income taxes	10.6	15.6
Noncurrent employee benefits	103.1	97.7
Other noncurrent obligations	1.2	1.0
Total liabilities	441.9	408.4
Stockholders’ equity	288.7	267.5
Total liabilities and stockholders’ equity	$730.6	$675.9

NEENAH PAPER, INC. AND SUBSIDIARIES

SELECTED CASH FLOW DATA

(In millions)

(Unaudited)

	Year Ended December 31,
	2014	2013
Operating Activities
Net income	$68.7	$52.0
Depreciation and amortization	30.0	29.4
Deferred income tax provision	3.7	19.3
Stock-based compensation	6.0	4.9
Excess tax benefit from stock-based compensation	(5.6)	(2.6)
Inventory acquired in acquisition	—	(1.8)
Pension settlement charge, net of plan payments	3.5	(0.2)
Loss on early extinguishment of debt	0.2	0.5
Non-cash effects of changes in FIN 48 accruals	(2.0)	(0.1)
Decrease (increase) in working capital	9.0	(6.6)
Pension and other postretirement benefits	(18.3)	(11.5)
Other	(0.7)	0.2
Cash provided by operating activities	94.5	83.5
Investing Activities
Capital expenditures	(27.9)	(28.7)
Purchase of Crane Technical Materials	(72.4)	—
Purchase of brands	—	(5.2)
Purchase of equity investment	(2.9)	—
Other	(1.7)	0.6
Cash used in investing activities	(104.9)	(33.3)
Financing Activities
Short and long-term borrowings	53.6	234.6
Repayment of debt	(31.0)	(209.3)
Share purchases	(4.5)	(4.6)
Proceeds from exercise of stock options	3.6	3.7
Excess tax benefit from stock-based compensation	5.6	2.6
Cash dividends paid	(17.1)	(11.5)
Other	—	(0.5)
Cash provided by financing activities	10.2	15.0
Effect of exchange rates on cash and cash equivalents	(0.6)	0.4
Increase (decrease) in cash and cash equivalents	(0.8)	65.6
Cash and cash equivalents, beginning of year	73.4	7.8
Cash and cash equivalents, end of year	$72.6	$73.4